Exhibit 99.1

Cabbacis Licenses Low-Nicotine Tobacco From NCSU

June 24, 2024 08:28 AM Eastern Daylight Time

Niagara Falls, New York (BUSINESS WIRE) Cabbacis (the “Company”), a U.S. federally-licensed tobacco product manufacturer and plant biotech company focused on harm reduction products, announced today that it has licensed a flue-cured, low-nicotine tobacco line from North Carolina State University (NCSU).

The novel tobacco line was produced by utilizing naturally-occurring mutations in tobacco genes. No genetic engineering or genetic modifications were utilized which greatly facilitates the international planting of this low-nicotine tobacco. Also, commercial products made from this tobacco line, which was produced from traditional plant breeding techniques, will have marketing and consumer acceptance advantages over genetically-engineered, low-nicotine counterparts.

Patents have been filed on this proprietary low-nicotine tobacco line which has been grown in field trials conducted by NCSU. On average, it contains about ninety-five percent (95%) less nicotine than conventional flue-cured tobacco used in commercial cigarette brands. Cabbacis is currently growing this low-nicotine tobacco on several acres.

Mr. Pandolfino, the Company’s CEO stated, “I am quite pleased that Cabbacis has obtained formal rights to this novel, low-nicotine tobacco line. I’ve had licensing relationships through various companies with NCSU since 1998, and I look forward to another mutually beneficial relationship with the university.”

In addition to an upfront license fee, Cabbacis will also pay NCSU annual license fees, running royalties on sales and milestone payments. The Company will also cover patent expenses and any expenses related to filing plant variety right (PVR) applications.

About Cabbacis

Cabbacis is committed to developing and commercializing reduced-nicotine cigarettes and vaporizer pods. Both types of products in development are comprised predominately of tobacco and include hemp. The Company stands ready to also move forward with reduced-nicotine tobacco cigarettes without hemp.

Reduced-nicotine cigarettes without hemp that contain about 95 percent less nicotine than conventional cigarettes have been evaluated in dozens of independent studies. Results demonstrate that subjects smoked fewer cigarettes per day, reduced their nicotine dependence and exposure, doubled their quit attempts, and/or increased their number of smoke-free days. The Company believes including hemp flower in reduced-nicotine cigarettes improves taste and sensory characteristics and will improve effectiveness.

The Company’s worldwide patent portfolio includes 32 issued patents and various pending patent applications across the United States, Europe, China, India, Japan, Indonesia, Russia, South Korea, Canada, Australia, New Zealand, Mexico, Brazil and other countries — where approximately two-thirds of the world’s smokers reside. The Company holds 6 U.S. patents. Cabbacis Inc wholly owns Cabbacis LLC.

To learn more about Cabbacis, please visit www.cabbacis.com.

Media Contact

Tracy Witman
support@cabbacis.com

Source: Cabbacis Inc

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